EXHIBIT 99.1
[LOGO]
1259 NW 21 Street
Pompano Beach, FL 33069
                                      NEWS
                                                           FOR MORE INFORMATION:
MARCH 30, 2005                                                     954-917-7665
                                                            HOWARD L. EHLER, JR.
                                                        EXECUTIVE VICE PRESIDENT

                         IMPERIAL ANNOUNCES 2004 RESULTS

         Pompano Beach, FL.........Imperial Industries, Inc. ("IMPL" formerly
"IPII") announced today results of operations for the YEar ended December 31, 2004.

         The Company generated net income in 2004 of $2,466,000, or $1.02 per fully diluted share (after adjusting for the reverse stock split effective March 23, 2005), compared to $640,000, or $.28 per fully diluted split adjusted share for 2003, a per share increase of 264.2%. Net sales in 2004 were $55,268,000, compared to $41,069,000 in 2003, an increase of 34.6%. The sales increase was principally due to higher demand for Company products because of greater strength in the new housing and construction markets in the Company's trade areas compared to last year, in combination with market share gains. The increase in sales, together with greater operating efficiencies, resulted in increased operating profits in 2004 compared to 2003.

         The 2004 results include a pre-tax gain of $482,000 from settlement of litigation against a former employee and others, arising from the former employee's alleged violation of his non-compete agreements with the Company. In 2003, the Company closed an underperforming distribution facility that accounted for pre-tax losses of approximately $379,000.

         S. Daniel Ponce, Imperial's Chairman of the Board stated: "The 2004 results show our Company is well postured to realize future gains from the continuing strength in the new housing and construction markets, as well as the rebuilding efforts necessitated by the damage caused by four hurricanes in a number of the Company's trade areas. We remain focused on targeting strategic opportunities to generate market share gains in our current markets as well as new markets. "

         Mr. Ponce also stated: "The Company is nearing completion of a major capital improvement project to expand and enhance the production capabilities of its Winter Springs (greater Orlando area), Florida manufacturing facility. We anticipate this facility will be fully operational with its upgrades in the second quarter of 2005 and will create improved operating efficiencies and increase capacity for future profitable growth."

         As previously announced, the Company implemented a one-for-four reverse stock split on March 23, 2005 in order to meet minimum per share market price requirements for an initial listing on the NASDAQ Small Cap Market. The Company is hopeful that the transition from the trading of its common stock from the OTC Bulletin Board to the NASDAQ Small Cap Market will be completed early in the second quarter of 2005.

         Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials

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Page 2 of News Release dated March 30, 2005


dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company's manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

         The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company's sales and marketing efforts, improvements in productivity, the Company's strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company's control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company's Securities and Exchange Commission filings under "Risk Factors". A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the "Forward-Looking Statements" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission ("SEC"), and in other reports already filed with the SEC.


                            IMPERIAL INDUSTRIES, INC.
                              FINANCIAL HIGHLIGHTS

                                                     Year Ended December 31,
                                                     2004              2003
                                                ------------       ------------
Net Sales                                       $ 55,268,000       $ 41,069,000
                                                ------------       ------------

Income before taxes                             $  3,754,000       $    938,000

Income tax expense                                (1,288,000)          (298,000)
                                                ------------       ------------

   Net income                                   $  2,466,000       $    640,000
                                                ============       ============

Basic income per common share*                  $       1.06       $       0.28
                                                ============       ============

Diluted income per common share*                $       1.02       $       0.28
                                                ============       ============


* Income per common share has been adjusted and restated for a one-for-four reverse split of common stock effective at the close of business on March 22,2005.